SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ___________


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G
                                 Final Amendment

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                              Hancock Fabrics, Inc.
                            -------------------------
                                (Name of Issuer)



                                  Common Stock
                           --------------------------
                         (Title of Class of Securities)



                                    409900107
                                 ---------------
                                 (CUSIP Number)



                                  June 30, 2003
                  ---------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|  Rule 13d-1(b)
      |_|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                                   ___________


                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 409900107                                          Page 2 of 6 Pages
-------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gilder, Gagnon, Howe & Co. LLC
       13-3174112
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                       5)     SOLE VOTING POWER

                              None
                       --------------------------------------------------------
       NUMBER          6)     SHARED VOTING POWER
       OF
       SHARES                 None
       BENEFICIALLY    --------------------------------------------------------
       OWNED BY        7)     SOLE DISPOSITIVE POWER
       EACH
       REPORTING              None
       PERSON          --------------------------------------------------------
       WITH            8)     SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.0%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       BD
--------------------------------------------------------------------------------

                                  Schedule 13G
                                  ------------

Item 1(a).  Name of Issuer:

Hancock Fabrics, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

3406 West Main Street
P.O. Box 2400
Tupelo, MS  38803

Item 2(a).  Name of Person Filing:

Gilder, Gagnon, Howe & Co. LLC

Item 2(b).  Address of Principal Business Office or, if None, Residence:

1775 Broadway, 26th Floor
New York, NY  10019

Item 2(c).  Citizenship:

New York

Item 2(d).  Title of Class of Securities:

Common Stock

Item 2(e).  CUSIP Number:

409900107

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |x| Broker or Dealer Registered Under Section 15 of the Act
                      (15 U.S.C. 78o)

            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c)

            (c)   |_| Insurance Company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c)

            (d)   |_| Investment Company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_| Investment Adviser in accordance with ss.
                      240.13d-1(b)(1)(ii)(E)

            (f)   |_| Employee benefit plan or endowment fund in accordance with
                      ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_| Parent Holding Company or control person in accordance
                      with ss.240.13d-1(b)(ii)(G)

            (h)   |_| Savings Association as defined in ss.3(b) of the Federal
                      Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_| Church plan that is excluded from the definition of an
                      investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a)   Amount beneficially owned: None

            (b)   Percent of class: 0.0%

            (c)   Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the vote: None

                      (ii)  Shared power to vote or to direct the vote: None

                      (iii) Sole power to dispose or to direct the disposition
                            of: None

                      (iv) Shared power to dispose or to direct the disposition of: None

Item 5.     Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.     Ownership of More than Five Percent on Behalf of Another
            Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.     Identification and Classification of Members of the Group.

Not applicable

Item 9.     Notice of Dissolution of Group.

Not applicable

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE
                                    ---------


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                      July 10, 2003
                                     ------------------------
                                        Date


                                      /s/ Walter Weadock
                                     -----------------------------
                                        Signature


                                      Walter Weadock, Member
                                     -----------------------------
                                        Name/Title